Exhibit (a)(1)(v)

Offer to Purchase for Cash

by

Cannae Holdings, Inc.

of

Up to $200 Million in Value of Shares of Its Common Stock

At a Purchase Price Not Greater than $23.75 per Share

Nor Less than $20.75 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON APRIL 1, 2024, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

March 1, 2024

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 1, 2024 (the “Offer to Purchase”), and related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Cannae Holdings, Inc., a Delaware corporation (“Cannae”), to purchase for cash up to $200 million in value of shares of its common stock, $0.0001 par value per share (the “Shares”), at a price not greater than $23.75 nor less than $20.75 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Cannae will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering stockholders. Cannae will select the single lowest purchase price, not greater than $23.75 nor less than $20.75 per Share, that will allow it to purchase $200 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price (defined below), Shares having an aggregate value of less than $200 million are properly tendered and not properly withdrawn, Cannae will buy all Shares properly tendered and not properly withdrawn. The price Cannae will select is sometimes referred to as the “Final Purchase Price.” Only Shares properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Final Purchase Price. Cannae reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, Cannae may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

Cannae reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $200 million, or such greater amount as Cannae may elect to pay, subject to applicable law, have been validly tendered, and not properly withdrawn, before the Expiration Date, at prices at or below the Final Purchase Price, Cannae will accept the Shares to be purchased in the following order of priority:

(i) from all odd lots of less than 100 Shares at the Final Purchase Price from stockholders who validly tender all of their Shares at or below the Final Purchase Price and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

(ii) after purchasing all the odd lots that were validly tendered at or below the Final Purchase Price, subject to the conditional tender provisions, from all stockholders who properly tender Shares at or below the Final Purchase Price, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional Shares; and

(iii) only if necessary to permit Cannae to purchase $200 million in value of Shares (or such greater amount as Cannae may elect to pay, subject to applicable law), from holders who have tendered Shares at or below the Final Purchase Price subject to the condition that a specified minimum number of the holder’s Shares be purchased if any Shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible.

To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, it is possible that Cannae will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and Shares not purchased because of proration provisions will be returned to the tendering stockholders at Cannae’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.

You may tender your Shares at prices not greater than $23.75 nor less than $20.75 per Share, as indicated in the attached Instruction Form, to you in cash, less any applicable withholding taxes and without interest.

2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.	The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of the day on April 1, 2024, unless Cannae extends the Offer.

4.

The Offer is for up to $200 million in value of Shares. At the maximum Final Purchase Price of $23.75 per Common Share, Cannae could purchase 8,421,052 Shares if the Offer is fully subscribed (representing approximately 11.6% of the Shares outstanding as of February 28, 2024). At the minimum Final Purchase Price of $20.75 per Share, Cannae could purchase 9,638,554 Shares if the Offer is fully subscribed (representing approximately 13.3% of the Shares outstanding as of February 28, 2024).

5.

Tendering stockholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Cannae or to the Dealer Manager, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Cannae’s purchase of Shares under the Offer.

6.

If Cannae is to purchase fewer than all Shares tendered before the Expiration Date and not properly withdrawn, the Shares purchased first will consist of all odd lots of less than 100 Shares from stockholders who validly tender all of their Shares at or below the Final Purchase Price and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference). This preference will not be available unless the section captioned “Odd Lots” in the Letter of Transmittal is completed.

7.

If you wish to condition your tender upon the purchase of all Shares tendered or upon Cannae’s purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. Cannae’s purchase of Shares from all tenders at or below the Final Purchase Price that are so conditioned will be determined by random lot. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

8.

If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON APRIL 1, 2024, UNLESS THE OFFER IS EXTENDED.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares of Cannae. We are not soliciting any Shares in the Offer in any jurisdiction where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended. Validly tendered shares will be accepted from all holders wherever located. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction in compliance with applicable laws. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 1, 2024 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Cannae Holdings, Inc., a Delaware corporation (“Cannae”), to purchase for cash up to $200 million in value of shares of its common stock, $0.0001 par value per share (the “Shares”), at a price not greater than $23.75 nor less than $20.75 per Share, to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to Cannae the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares To Be Tendered

By You For The Account Of The Undersigned:    Shares.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

(See Instruction 5 to the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

(1)	SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Stockholder,” the undersigned hereby tenders Shares at the purchase price as shall be determined by Cannae in accordance with the terms of the Offer.

☐

The undersigned wants to maximize the chance that Cannae will accept for payment all of the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders Shares at, and is willing to accept, the purchase price determined by Cannae in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s Shares being deemed to be tendered at the minimum price of $20.75 per Share for purposes of determining the Final Purchase Price (as defined in the Offer to Purchase). This may effectively lower the Final Purchase Price and could result in the undersigned receiving a price as low as $20.75 per Share.

(2)	SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Class Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders Shares at the price checked. The undersigned understands that this action could result in Cannae purchasing none of the Shares tendered hereby if the purchase price determined by Cannae for the Shares is less than the price checked below.

☐	$20.75	☐	$21.45	☐	$22.15	☐	$22.85	☐	$23.55
☐	$20.85	☐	$21.55	☐	$22.25	☐	$22.95	☐	$23.65
☐	$20.95	☐	$21.65	☐	$22.35	☐	$23.05	☐	$23.75
☐	$21.05	☐	$21.75	☐	$22.45	☐	$23.15
☐	$21.15	☐	$21.85	☐	$22.55	☐	$23.25
☐	$21.25	☐	$21.95	☐	$22.65	☐	$23.35
☐	$21.35	☐	$22.05	☐	$22.75	☐	$23.45

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF SHARES.

A STOCKHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

ODD LOTS

(SEE INSTRUCTION 14 TO THE LETTER OF TRANSMITTAL)

As described in Section 1 of the Offer to Purchase, under certain conditions, stockholders holding a total of fewer than 100 Shares may have their Shares accepted for payment before any proration of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares.

Accordingly, this section is to be completed ONLY if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares. The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 Shares, all of which are being tendered; or

☐

is a broker, dealer, commercial bank, trust company or other nominee that (a) is tendering for the beneficial owner(s) Shares with respect to which it is the record holder and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all such Shares.

CONDITIONAL TENDER

(See Instruction 15 to the Letter of Transmittal)

A stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to the Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless at least that minimum number of Shares indicated below is purchased by Cannae pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and Cannae urges stockholders to consult their own financial or tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

The minimum number of Shares that must be purchased, if any are purchased, is:    Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, Cannae may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Cannae’s Board of Directors has authorized Cannae to make the Offer. However, none of Cannae, any of the members of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their Shares or as to the purchase price or purchase prices at which any stockholder may choose to tender Shares. None of Cannae, nor any of the members of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which to tender.

SIGNATURE

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